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                                                                     Exhibit 6.1

                          AGREEMENT TO TRANSFER ASSETS
                           Revised September 21, 2001

An agreement, dated as of the 21st day of September, 2001, for the orderly transfer of all assets of ProShot Golf, Inc. ("ProShot") and other related matters is hereby entered into between ProShot, Inforetech Wireless Technology, Inc. ("Inforetech"), the Guarantors ("Guarantors") as that term is defined in that certain AMENDED AND RESTATED FINANCIAL AGREEMENT dated MAY 19, 2000 between ProShot and the Guarantors (the "Financial Agreement"), and Robert C. Silzer, Sr. ("Silzer").

WHEREAS, ProShot is in default under the terms of that certain Business Loan Agreement between ProShot and First Bank and Trust of Newport Beach ("Bank") dated November 17, 1998 as amended ("Loan Agreement"), and

WHEREAS, the Guarantors have guaranteed the obligations of ProShot under the terms of the Loan Agreement, and

WHEREAS, the Bank has advised ProShot and the Guarantors of its intention to declare an event of default under the terms of the Loan Agreement and to exercise the remedies available to the Bank under the terms of the Loan Agreement, related loan documents (including but not limited to a Commercial Security Agreement given by ProShot to the Bank ("Security Agreement")) and the guaranties of the obligations of ProShot to the Bank provided by the Guarantors, and

WHEREAS, ProShot is in default under the Financial Agreement as amended and the related Security Agreement as amended (Guarantor Security Agreement), and


WHEREAS, ProShot and Inforetech are in default under the AMENDMENT TO THE AMENDED AND RESTATED FINANCIAL AGREEMENT dated APRIL 24, 2001 (the "Amendment"), and

WHEREAS, Inforetech and ProShot have received written notice from the Guarantors on numerous occasions of such defaults, the latest notice having been sent on August 2, 2001, and Inforetech has, as of this date, failed to cure such defaults, and

WHEREAS, the Guarantors have received numerous notices of defaults on the part of Inforetech regarding the guaranteed indebtedness as defined in the Financial Agreement, and

WHEREAS, Inforetech has notified the Guarantors that it will be unable to cure the defaults regarding the guaranteed indebtedness, and

WHEREAS, with respect to ProShot's indebtedness to the Bank, the Guarantors have been forced to make payments of past due interest and late fees in the amount of $92,932.81, and
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WHEREAS, Inforetech has notified the Guarantors that unless steps are taken to protect the assets currently held in ProShot, the value of such assets will be significantly diminished because of Inforetech's inability to pay payroll and other required payments, and

WHEREAS, Inforetech has notified the Guarantors that unless there is an agreement and plan of action with the Guarantors, that Inforetech intends to close the doors of ProShot on September 21, 2001,

NOW THEREFORE, IT IS HEREBY AGREED between Inforetech, the Guarantors and Silzer that the following plan of action will be implemented:

1. ProShot hereby agrees (and Inforetech agrees to immediately take all steps necessary to cause ProShot to comply with such agreement) to expeditiously transfer any and all of ProShot's assets constituting collateral for the obligations of ProShot under the Loan Agreement and all proceeds thereof to the Bank pursuant to the terms of the Security Agreement. ProShot, Inforetech and Silzer shall cooperate fully with the Bank and the Bank's legal counsel to execute whatever documents are necessary to assign and/or transfer such collateral to the Bank and to permit the Bank to dispose of such assets in accordance with the provisions of the Uniform Commercial Code and other applicable law. To the extent any ProShot Assets which constitute collateral under the Guarantor Security Agreement are not also collateral under the terms of the Security Agreement, ProShot hereby agrees (and Inforetech agrees to immediately take all steps necessary to cause ProShot to comply with such agreement) to expeditiously transfer any and all of such additional ProShot assets constituting collateral for the obligations of ProShot under the Financing Agreement and all proceeds thereof to the Bank for the benefit of the Guarantors pursuant to the terms of the Guarantor Security Agreement. Inforetech and Silzer shall cooperate fully with the Guarantors and the Guarantors' legal counsel to execute whatever documents are necessary to assign and/or transfer such additional collateral to the Guarantor's and to permit the Guarantors' to dispose of such assets in accordance with the provisions of the Uniform Commercial Code and other applicable law.

2. The Guarantors may advance funds on their behalf and on behalf of the Bank for the specific purposes of protecting the value of the collateral described in the preceding paragraph which funds may include amounts necessary for paying payrolls for the employees of ProShot located in the San Juan Capistrano, California office, together with associated payroll taxes, employee expenses, employee health, dental and disability insurance. Except as provided below, Silzer and Inforetech shall have no responsibility for advancing any further payroll and related expenses to ProShot or ProShot's employees.

3. Silzer will deposit in the trust account of Loeb & Loeb LLP, Attorneys at Law, an amount sufficient to pay all delinquent payroll taxes through August 31, 2001 for the employees of ProShot located in the San Juan Capistrano, California office (currently estimated to be $62,626.00, plus interest and penalties if applicable). Such amount will be released and paid to the appropriate jurisdictional agencies upon the
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    consummation of the transfer of the ProShot assets as described above and the releases of Inforetech and Silzer as described below.

4. Provided that there is no default by Inforetech or Silzer (or any party related to Inforetech or Silzer) under this agreement and all such assets of ProShot are transferred expeditiously as contemplated hereby with the full cooperation of ProShot, Inforetech and Silzer, then upon the actual transfer of such assets and the concurrent payment of delinquent payroll taxes from the funds deposited by Silzer in the trust account of Loeb & Loeb, Attorneys at Law, the Guarantors hereby agree to release Inforetech and Silzer from certain financial obligations and convert such obligations to stock in Inforetech; provided, however, that such release shall be of no force or effect should the transfer of assets (or any later transfer of title thereto) be set aside, reversed or otherwise successfully attacked for any reason by ProShot, Inforetech, Silzer, or any of their respective successors or assigns, or any third party (other than the Guarantors or the Bank). The obligations to be released and converted are the obligation of Inforetech under the Amendment to indemnify the Guarantors for any losses or payments under the Loan agreement with the Bank up to $1,000,000 and the personal obligation of Silzer from his personal guarantee of one-sixth of the total of Letters of Credit outstanding in favor of The Associates and Trimble Navigation, Ltd. currently totaling $708,000. Upon such releases in the total amount of $1,118,000, Inforetech shall issue to the Guarantors, or their designees, 11,180,000 shares of restricted Inforetech Common Stock.

5. Upon the satisfaction of all other provisions of this agreement, the Guarantors agree to use their best efforts to cause the Bank or any party acquiring the former assets of ProShot to issue a non-exclusive license to Inforetech for use of the GAT patent (a current asset of ProShot) during the life of the GAT patent, on terms and conditions no less favorable than any other party to which such a license is issued.

6. ProShot, Silzer and Inforetech hereby acknowledge the defaults of ProShot under the terms of the Loan Agreement and the Financing Agreement and hereby waive any and all of the following rights under the Uniform Commercial Code or any agreement between any such party and either the Bank or the Guarantors, both with respect to disposition of the collateral securing ProShot's obligations to the Bank and the Guarantors: the right to receive notice of disposition of collateral under Section 9-611 of the Uniform Commercial Code or any such agreement, the right to require mandatory disposition of collateral under Section 9-620(e) of the Uniform Commercial Code or any such agreement, and the right to redeem collateral under Section 9-623 of the Uniform Commercial Code or any such agreement.

7. Guarantors will use their best efforts (without any obligation to pay money therefor or to incur any liability therefor) to obtain from Bank a release of ProShot from its obligations to the Bank upon the consummation of transfer of title of all assets of ProShot to Bank. Guarantors will waive subrogation rights against ProShot with respect to any liabilities the Guarantors may have to the Bank, provided that such release shall be void and of no force or effect if the transfers pursuant to this agreement or the transfers of title to or for the benefit of the Bank are set aside, reversed or otherwise successfully attacked for any reason by ProShot, Inforetech, Silzer, or any of their respective successors or assigns, or any third party (other than the Guarantors or the Bank).
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While it is anticipated that this agreement may be superceded by a detailed and more definitive agreement, the terms of this agreement are in full force and effect and fully binding upon the parties until and unless superceded by an amendment or agreement executed by all parties hereto.

This agreement shall be governed by California Law. Except as expressly stated to the contrary, nothing contained in this agreement shall in any way affect or diminish any rights of the Guarantors or the Bank under any other agreement either has with Inforetech, ProShot or Silzer and shall not alter or limit any remedies available to the Guarantors or the Bank under any such agreements.

Robert C. Silzer, Sr., by his signature hereon, certifies and warrants that he has full approval and authority to enter into this agreement on behalf of Inforetech. David B. Kuhn, Jr., by his signature hereon, certifies and warrants that he has full approval and authority to enter into this agreement on behalf of the Guarantors.

This Agreement may be executed in counterparts and by facsimile signature and shall be effective upon the execution hereof by all parties hereto.


               [Signature page for Agreement to Transfer Assets]

AGREED:

Inforetech Wireless Technology, Inc.


By:___________________________
    Robert C. Silzer, Sr.
    Chief Executive Officer


____________________________________
Robert C. Silzer, Sr., an individual

ProShot Golf, Inc.

By:_________________________________
    Its ____________________________


The Guarantors

By:_________________________________
    David B. Kuhn, Jr.